Ex. 14.04
CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Federated Hermes, Inc.
Code of Ethics for Senior Financial Officers

Pursuant to the Sarbanes-Oxley Act, the Board of Directors (“Board”) of Federated Hermes, Inc. (including its domestic and offshore subsidiaries, “Federated Hermes”) has adopted the following Code of Ethics, governing the conduct of the principal executive officer, the principal financial officer, the principal accounting officer or controller or persons performing similar functions (the “Covered Officers”). This Code of Ethics (the “Code”) is designed to deter wrongdoing and to promote:

1.    Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
2.    Full, fair, accurate, timely, and understandable disclosure in reports and documents that Federated Hermes files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by Federated Hermes (“Disclosure Documents”);
3.    Compliance with applicable governmental laws, rules and regulations (“Regulations”);
4.    The prompt internal reporting to the General Counsel or Chief Audit Executive of Federated Hermes, or member of the Risk, Compliance & Financial Crime Compliance Executive Committee at Federated Hermes Limited (including its subsidiaries, “FHL”) (also known as the “RCFE”, which includes FHL’s Chief Regulatory Officer and Head of Government Affairs, the Strategic Risk and Compliance Director and the Head of Internal Audit at FHL) (each a “Reporting Officer”) of violations of this Code (and the FHL RCFE committee member will promptly report to the General Counsel or Chief Audit Executive at Federated Hermes); and
5.    Accountability for adherence to this Code.

    General Standards

It is the policy of Federated Hermes to conduct its business and operations with integrity and high ethical and legal business standards. The Covered Officers are expected to use prudent behavior and discretion in all transactions and relationships with or on behalf of Federated Hermes. Each Covered Officer should direct the business and operations of Federated Hermes in a manner that he or she believes would deter wrongful conduct by Federated Hermes or any agent of Federated Hermes under the Covered Officer’s direct supervision.

    Conflicts of Interest

A “Conflict of Interest” may arise when Federated Hermes enters into a contract or transaction with a Covered Officer, an Immediate Family Member of a Covered Officer or with a corporation, partnership, association or other organization for which a Covered Officer or an Immediate Family Member of a Covered Officer is a director, partner, officer or employee, or has a financial interest. For purposes of this Code, the following “financial interests” shall not be deemed as sufficient to create a Conflict of Interest: ownership of not more than 5 % of any class of equity securities or securities convertible into equity securities, issued by a publicly traded corporation, partnership, association or other organization or ownership of shares in any diversified investment company (whether or not registered with the SEC) not controlled (directly or indirectly) by a Covered Officer.

For purposes of this Code, an “Immediate Family Member” includes a spouse, parent, child, sibling, mother-in-law, father-in-law, son and daughter-in-law, brother and sister-in-law and anyone who shares such persons home.

This section sets forth what steps, if any, are appropriate to handle a Covered Officer’s Conflict of Interest in an ethical manner.

With regard to any Conflict of Interest with Federated Hermes, regardless of materiality, of which a Covered Officer becomes aware prior to Federated Hermes’ entering into the contract or transaction, giving rise to the Conflict of Interest, the Covered Officer shall notify a Reporting Officer and provide full details regarding the Conflict of Interest and the basis for its determination. Prior to Federated Hermes entering into such contract or transaction, a Reporting Officer shall make the following disclosures to the Audit Committee of the Board and to the Chief Legal Officer and the Principal Executive Officer of Federated Hermes, if such person is not the subject of the Conflict of Interest:

•    the parties to and terms of the contract or transaction;

•    the relationship of the contract or transaction to the Covered Officer giving rise to the Conflict of Interest;

•    any conditions or procedures imposed to regulate the Conflict of Interest or safeguard Federated Hermes’ interest; and

•    any other information the Audit Committee requests.

Federated Hermes shall not enter into any such contract or transaction unless the Audit Committee gives its approval, in writing, after reviewing these disclosures.

With regard to a Conflict of Interest of which a Covered Officer becomes aware after Federated Hermes’ entering into the related contract or transaction, the Covered Officer shall disclose such Conflict of Interest in the manner specified in this subsection, provided that: (a) the Covered Officer shall also disclose the circumstances that made him or her aware of the Conflict of Interest, and (b) the Reporting Officer shall investigate such circumstances and report his or her conclusions to the Audit Committee and to the Chief Legal Officer and the Principal Executive Officer, if such person is not the subject of the Conflict of Interest. A Covered Officer’s failure to disclose a Conflict of Interest shall not constitute a departure from this Code if the Audit Committee determines that the Covered Officer was not aware of such Conflict of Interest at the time of the related contract or transaction; provided that such determination shall not limit any legal right or remedy Federated Hermes may have as a result of such Conflict of Interest.

        Disclosure Documents

In addition to any disclosure controls and procedures which the Covered Officers are required to establish and maintain under the Securities Exchange Act of 1934, each Covered Officer, in directing the business and operations of Federated Hermes, shall adhere to the following standards regarding Disclosure Documents.

1.    Disclosure Documents shall fully disclose all material information, in an understandable manner, as required by Regulations;

2.    Disclosure Documents shall be accurate and fairly comply with applicable Regulations; and

3.    Disclosure Documents shall be filed with, or otherwise submitted to, the SEC, if so required, within the time required by the SEC.

Each Covered Officer shall use reasonable efforts to provide information, direction or other support as may be reasonably requested to complete Disclosure Documents in accordance with these standards.

    Compliance

Each Covered Officer shall direct Federated Hermes’ business and operations in a manner that he or she believes, in good faith, will comply with any Regulations of which he or she is aware. Each Covered Officer shall review and, if appropriate, respond to any information that the Board and the Covered Officer receives, regarding Federated Hermes’ compliance with Regulations, or the adoption or modification of Regulations. Further, each Covered Officer shall comply with, and direct those under his or her immediate supervision to comply with, any policy or procedure adopted by the Board to promote compliance with Regulations.

    Reporting Violations/Sanctions

If a Covered Officer becomes aware that he or she has departed from this Code, he or she shall report such departure immediately to a Reporting Officer. The Reporting Officer shall report the departure to the

Chief Legal Officer and the Principal Executive Officer of Federated Hermes, if such person is not the Covered Officer reporting the departure from the Code, and shall investigate promptly the circumstances relating to the potential infraction. Each Reporting Officer is also charged with investigating any allegation by a member of the Board, a shareholder of Federated Hermes, the SEC or other regulatory authority of a possible departure from this Code.

The Reporting Officer may retain legal counsel, auditors or other advisors, as he or she considers appropriate for the investigation.

Upon completion of the investigation, the Reporting Officer will report his or her findings and recommendations to the Audit Committee and the Chief Legal Officer and the Principal Executive Officer of Federated Hermes, if such person is not the subject of the investigation, in writing. If the Audit Committee of Federated Hermes concludes that the Covered Officer has violated this Code, it may impose appropriate sanctions, including:

•    A reprimand,
•    Disgorgement of any profit or restitution of any loss,
•    Imposition of additional controls and procedures,
•    Suspension,
•    Termination as an officer of Federated Hermes; and
•    Any other measure that the Audit Committee may decide is appropriate under the circumstances.

If warranted, the Audit Committee of Federated Hermes may also direct the Reporting Officer to notify the SEC of the violation.

No one other than the Audit Committee of Federated Hermes has the right to waive compliance with this Code by a Covered Officer. All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by Regulation or this Code, such matters shall not be disclosed to anyone other than the members of the Board.

Notwithstanding any other provision of this Code, for the avoidance of doubt, nothing herein prevents reporting or receiving financial awards from the government resulting from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, protected under the whistleblower provisions of federal law or regulation, including, without limitation, good faith disclosure on a confidential basis of Confidential Information constituting "Trade Secrets" as defined in 18 U.S.C. § 1839, and so long as such disclosures are consistent with 18 U.S.C. § 1833. Equally, nothing in this Code precludes reliance on the UK Public Interests Disclosure Act 2013.

        Other Policies and Procedures

Any Code of Ethics, Code of Conduct or other procedures applicable to the Covered Officers and others, are separate from this Code and are not part of this Code.

        Amendments

This Code may not be amended except in written form, which is specifically approved by a majority vote of the Board.

        Internal Use

The Code is intended solely for the internal use by Federated Hermes and does not constitute an admission, by or on behalf of Federated Hermes, as to any fact, circumstance, or legal conclusion.

        Annual Certification

Each Covered Officer shall acknowledge in writing at least annually that: (i) he or she has reviewed this Code and (ii) since the date of his or her last certification, he or she has complied in all material respects with this Code.

Last revised: January 25, 2024